Exhibit 99.1

Q1 2024
Shareholder Letter

Key Financial Measures Q1 2024 Revenue $2.14B
Q1 revenue of $2.14 billion increased 18% from Q1 2023 primarily driven by continued strength in travel demand and the timing of Easter. 18% Y/Y 18% Y/Y (ex-FX) Net Income $264M
Our most profitable Q1 ever—net income of $264 million more than doubled from Q1 2023. We delivered a net income margin of 12% in 12% Net income margin Q1 2024, up from 6% in Q1 2023. 126% Y/Y 124% Y/Y (ex-FX) Adjusted EBITDA* $424M Our Q1 Adjusted EBITDA of $424 million represented a 20% Adjusted EBITDA Margin, up 6 percentage points from the prior 20% Adjusted EBITDA Margin year, demonstrating the continued strength of the business 62% Y/Y and discipline in managing our cost structure. 61% Y/Y (ex-FX)
Free Cash Flow (“FCF”)* $1.9B We generated $1.9 billion of net cash provided by operating activities and $1.9 billion of FCF in Q1. Our trailing twelve months (“TTM”) FCF 41% TTM FCF Margin was $4.2 billion, representing a TTM FCF Margin of 41%. 21% Y/Y Key Business Metrics Gross Booking Value (“GBV”) Strong growth in Nights and Experiences Booked and a modest increase in ADR drove $22.9 billion of GBV in Q1 2024.
$22.9B 12% Y/Y 12% Y/Y (ex-FX)
Nights and Experiences Booked 132.6M In Q1 2024, Nights and Experiences Booked increased 9.5% compared to the prior year, driven by growth in all regions. 9.5% Y/Y
* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Q1 2024 Shareholder Letter
Airbnb had a strong start to 2024. In Q1, Nights and Experiences Booked grew to 133 million.
Revenue of $2.1 billion increased 18% year-over-year. Q1 net income was $264 million—our most profitable first quarter ever. Adjusted EBITDA of $424 million represented a 20% Adjusted EBITDA Margin, up 6 percentage points from the year prior.
We made significant progress across our strategic priorities in Q1 and will continue to invest in these areas:
Making hosting mainstream: We remain focused on making hosting just as popular as traveling on Airbnb. To do this, we’re raising awareness around the benefits of hosting, providing better tools for hosts, and helping them deliver higher quality stays. We’re committed to keeping quality high as we grow supply, and in Q1, we removed thousands of listings that failed to meet our guests’ expectations. Excluding the removal of these listings, active listings excluding experiences grew
17% year-over-year with sustained double-digit supply growth across all regions. We’ll continue raising awareness around hosting and improving the overall host experience in the year ahead.
Perfecting the core service: Over the past few years, we’ve rolled out hundreds of improvements to make Airbnb more reliable, affordable, and an overall better service for hosts and guests.
In November, we took a huge step forward on reliability with the launch of Guest Favorites, a collection of the most-loved homes on Airbnb based on ratings, reviews, and reliability data. We’re already seeing a positive impact, with over 100 million nights booked at Guest Favorite listings since launch. We’ll continue making it easier for guests to find high-quality and affordable stays on Airbnb.
Expanding beyond the core: We continued investing in less mature markets to unlock more growth, and our approach is working. In Q1, growth of gross nights booked on an origin basis in our expansion markets was more than double our core markets on average, but still represents a minority of total nights booked. We remain focused on accelerating growth in more places around the world while also building towards the future of Airbnb. Expanding beyond our core business will be a multi-year journey, and we’ve already started laying the foundation. Last week, we introduced Icons—a new category of extraordinary experiences hosted by the greatest names in music, film, television, art, sports, and more. Icons mark an important next step in helping people understand that Airbnb offers more than accommodations. This will be critical as we begin to expand our offerings in the coming years.
Q1 2024 Financial Results
Here’s a snapshot of our Q1 2024 results:
Q1 revenue was $2.1 billion, up 18% year-over-year. Revenue increased to $2.1 billion in Q1 2024 from $1.8 billion in Q1 2023, primarily driven by solid growth in Nights and Experiences Booked, a modest increase in Average Daily Rate (“ADR”) and the shift in timing of Easter from the second quarter of 2023 to the first quarter of 2024.

Q1 net income was $264 million, up 126% year-over-year. Net income increased to $264 million in Q1 2024 from $117 million in Q1 2023 primarily due to revenue growth, interest income and cost discipline. In Q1 2024, we delivered a net income margin of 12%—our highest first quarter ever—up from 6% in Q1 2023. Q1 Adjusted EBITDA was $424 million, up 62% year-over-year. Adjusted EBITDA increased to $424 million in Q1 2024 from $262 million in Q1 2023, which demonstrates the continued strength of our business and discipline in managing our cost structure. Adjusted EBITDA Margin was 20% in Q1 2024 compared to 14% in Q1 2023.1 Q1 Free Cash Flow was $1.9 billion. In Q1 2024, net cash provided by operating activities was $1.9 billion compared to $1.6 billion in Q1 2023. This increase in year-over-year cash flow was primarily driven by the increase in net income. Our TTM FCF was $4.2 billion, representing a FCF Margin of 41%.2 Q1 share repurchases of $750 million. Our strong cash flow enabled us to repurchase $750 million of our Class A common stock in Q1 2024. Share repurchases for the trailing twelve months totaling $2.5 billion enabled us to reduce our fully diluted share count from 697 million at the end of Q1 2023 to 677 million at the end of Q1 2024. We have a remaining authorization to purchase up to $6 billion of our Class A common stock.
Business Highlights Our strong start to 2024 was driven by a number of positive business highlights:
Mobile downloads are accelerating. Nights and Experiences Booked in Q1 2024 increased 9.5% year-over-year, despite the hard comparison from Q1 2023. We were particularly encouraged by the continued growth of app downloads and usage. In the U.S., Airbnb app downloads increased 60% in Q1 compared to the same prior year period. Global nights booked through our mobile app increased 21% year-over-year, representing 54% of total nights booked during the quarter—up from 49% in Q1 2023.
Airbnb is uniquely positioned for special events. In April, we had over 500,000 guests stay on Airbnb during the total solar eclipse in North America. We saw more than twice as many nights stayed on Airbnb along the direct path of the eclipse for the event compared to the prior year, with many of these locations in rural areas with no hotels. Turning to the Summer OIympic Games Paris 2024, nights booked for stays during the dates of the Olympics are over five times higher than they were in Paris the same time a year ago. Germany is also seeing a similar trend for the Euro Cup this Summer with nearly double the number of nights booked compared to the same prior year period. We’ve also seen increases in supply to help meet higher demand, including nearly 40% more active listings in Paris in Q1 compared to a year ago. These events highlight how Airbnb helps disperse travel and spread economic benefits by allowing people to stay in local neighborhoods where there are no hotels.
1, 2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Supply growth remains strong. In Q1 2024, our active listings grew 15% compared to Q1 2023. As part of our efforts around quality to ensure we offer the best possible experience for guests, we removed thousands of low-quality listings in Q1. Excluding the impact of these quality-driven removals during the quarter, active listings excluding experiences increased 17% year-over-year.
We continued to see double-digit supply increases across all regions, with the highest growth in Asia Pacific and Latin America—the two regions that also had the most year-over-year growth in Nights and Experiences Booked. Consistent with recent quarters, urban and non-urban supply grew at similar rates year-over-year. We also continued to see similar growth in the number of individual and professional hosts and believe the majority of new listings are exclusive to Airbnb.
2024 Summer Release
On May 1, we introduced Icons—a new category of extraordinary experiences hosted by the greatest names in music, film, television, art, sports, and more. We unveiled the first 11 Icons on Airbnb, including a stay at Disney and Pixar’s famed Up house, a night at the Ferrari Museum, and an immersive experience at a 2D replica of Marvel Animation’s X-Mansion. New Icons will launch throughout the year, and you can request to book them right in the app.3
Icons deliver on three primary objectives. First, Icons keep Airbnb’s brand relevant and top of mind. With new Icons launching throughout the year, we can introduce more people to Airbnb and remind those who already know about us what makes Airbnb unique. Second, while Airbnb’s brand is already recognized around the world, there are specific segments where we want to accelerate growth. With a broad range of Icons spanning various geographies, demographics, and interest groups, we’ll be able to reach key segments in a more targeted way. Lastly, Icons are the next step in expanding Airbnb’s brand positioning beyond travel accommodations. Guests will be able to find a place to stay on Airbnb, and also find something magical to do.
As part of our Summer Release, we also introduced a set of new features for group trips. More than
80% of bookings on Airbnb are group trips, but the app wasn’t originally designed for groups. These new features make planning a trip with other people easier than ever:
Shared wishlists – You can now easily share a wishlist of your favorite homes with others on your trip, inviting them to add homes, write notes and vote on listings. When you share listings with others, the app creates a wishlist for you with these homes.
New Messages tab – A redesigned Messages tab now allows everyone on a trip to message with the host in a group thread. The simplified design consolidates all guest, host, and customer support messages in one place, making it easy to search across messages. Reactions allow guests and hosts to respond with emojis, and AI-suggested quick replies help hosts instantly answer common questions.
Trip invitations – Once you book a trip, you can invite others to join you with digital postcards of your destination, illustrated by artists from around the world. Everyone joining the trip will get all reservation details including the full address, Wi-Fi password, and check-in instructions.
3 There is no cost to submit a request to book an Icon. See rules for terms, including age and geographic eligibility, and how data is used at airbnb.com/iconsrules.

oin a living room Spend the night in Drift off in Make core memories ession with Doja the Ferrari Museum the Up house with Inside Out 2 Introducing icons
Crash at the Go VIP with Wake up in the Game wi X-Mansion Kevin Hart Musée d’Orsay Khaby L
© 2024 MARVEL
Extraordinary experiences hosted by the world’s greatest names in music, film, television, art, sports, and more.

A CLOSER LOOK Icons
Now there’s a category for the world’s greatest icons, with new experiences dropping around the world throughout the year. Not to be missed People can view a countdown and receive notifications to see when Icons are going live or are sold out. A golden opportunity Guests can request to book, and if selected, they’ll be invited with a golden ticket.*
7 * There is no cost to submit a request. See full rules for terms, including age and geographic eligibility, and how data is used at airbnb.com/iconsrules

A CLOSER LOOK
Group trips
Over 80% of bookings on Airbnb are for 2 or more people,
so we launched new features to make it easier to plan, collaborate, and communicate as a group.
Shared wishlists
Guests can invite others to edit trip details, add notes, and vote on their favorite homes— together in the same wishlist.
Trip invitations
Now guests can invite people to join their trip—and view all the reservation details—with beautifully illustrated postcards.
Group messaging
A new Messages tab lets all guests and hosts connect in a single conversation with emoji reactions and AI-suggested quick replies.

Results from our 2023 Winter Release Guest Favorites In November 2023, we introduced Guest Favorites to help guests better understand what to expect before they book. Since its launch, we’ve seen a shift in bookings towards Guest Favorites with over 100 million nights booked for these listings. With the Guest Favorite badge, we’re steering guests toward our highest quality listings. On average, these listings have a rating of 4.93 stars and lower rates of trip issues. Hosts also appreciate that the Guest Favorite badge helps them attract more bookings, and are motivated to improve the quality of their listing and overall guest experience.
2024 Spring Update In March, we followed up on the launch of Guest Favorites by sharing a series of additional improvements we’ve made around quality and reliability. Quality highlights To help guests further distinguish between good Airbnbs and the best of the best, we introduced a new feature that shows the percentile ranking for the top 1%, 5%, and 10% of eligible homes based on ratings, reviews and reliability. These listings now have a trophy icon, making it easier for guests to find the best places to stay.
Verified listings We also reached an important milestone with listing verification. Over 2 million listings across five countries now have a “verified” badge indicating that the listing has gone through our verification process. We’ll soon introduce new tools—including photo and video authentication—to make it easier for more hosts in those countries to verify their homes. And starting this fall, we’ll launch listing verification in 30 additional countries.
Hosting quality system We continued to enforce our updated hosting quality system, which takes a more targeted approach to evaluating listings that fail to meet our guests’ expectations. As part of this work, we removed thousands of low-quality listings in Q1 2024, and we remain committed to providing the best possible experience for guests.

A CLOSER LOOK
Quality highlights
Guest Favorites was just the beginning. Now it’s even easier for guests to know a great stay when they see one with quality highlights—new recognition for the most-loved homes on Airbnb, according to guests.
The best of the best
Now the top 1, 5, and 10% of eligible listings are easy to spot—just look for the gold trophy.
Golden laurels
Homes in the top 10% of eligible listings worldwide get special recognition.

Q1 2024 Business and Financial Performance Q1 2024 132.6M $22.9B Nights & Experiences Booked Gross Booking Value 9.5% Y/Y 12% Y/Y 12% Y/Y (ex-FX)
During Q1 2024, we had 132.6 million Nights and Experiences Booked—our highest first quarter ever. We saw continued growth across all regions compared to Q1 2023, with Asia Pacific and Latin America leading the way. The increase in Nights and Experiences Booked combined with a modest increase in ADR drove strong GBV growth. In Q1 2024, GBV was $22.9 billion, increasing 12% year-over-year. Geographic Mix In Q1 2024, regional highlights included: North America: In North America, domestic travel was stable, while non-urban and larger group travel remained strong. In particular, nights booked for groups of over five people increased 15% compared to Q1 2023—the fastest growing segment in the region for the fourth consecutive quarter. ADR in North America increased 3% in Q1 2024 compared to Q1 2023, but was flat year-over-year when excluding the impact of FX and mix shift. Growth in short-term stays and entire homes outpaced long-term stays and Airbnb rooms, respectively, driving the mix shift. EMEA: Similar to North America, we are seeing relative strength in non-urban and larger group travel in EMEA, with nights booked for groups of over five people increasing 12% compared to Q1 2023. Looking ahead, with the upcoming Olympics, we have seen a strong backlog of nights this Summer. While the impact of a single city for a limited duration is insignificant to the total nights booked in a region, we believe Airbnb is crucial for accommodating the increased influx of visitors in cities, providing varied and affordable lodging options and supporting the overall economic growth of the city. ADR in EMEA increased 7% in Q1 2024 compared to the same prior year period, or 4% excluding the impact of FX and mix shift. Latin America: In Latin America, Nights and Experiences Booked grew 19% in Q1 2024 compared to Q1 2023 and cross-border nights booked for trips within Latin America increased 30%. We remain incredibly excited for the growth opportunities in Latin America as we continue to see outsized demand compared to more mature markets. Asia Pacific: In Asia Pacific, Nights and Experiences Booked increased 21% on a year-over-year basis as cross-border travel continued to recover. This region has historically been reliant on cross-border travel and as this corridor continues to improve, we have seen overall cross-border 11 travel to Asia Pacific increase 28% year-over-year. In addition, although the recovery has been and continues to be gradual, we are encouraged by the recovery of the outbound China business. In Q1 2024, nights booked on an origin basis in China increased nearly 80% on a year-over-year basis. Airbnb’s International Expansion
While Airbnb has achieved significant scale in a handful of core markets, we have relatively low penetration in the majority of countries around the world, which represent significant opportunities for growth. As such, a year ago, we first shared our strategic playbook including focusing on full-funnel marketing, social media, PR, and brand awareness as well as product localization to cater to the specific needs of each country. Since then, we have continued to scale our efforts across the world and have seen our approach working. For example, in Q1 2024, growth of gross nights booked on an origin basis in our expansion markets was more than double our core markets on average. While the journey towards significant penetration in new markets is expected to take time and investment, we will continue to prioritize our efforts towards expanding our global network. Travel Corridors
In Q1 2024, while domestic travel remained the largest travel corridor across our business, we continued to see growth in cross-border travel. In Q1 2024, cross-border nights booked grew by 10% year-over-year and represented 46% of total gross nights booked, up from 45% in Q1 2023. Urban Destinations
Consistent with recent quarters, we saw increased demand for urban travel in Q1 2024, historically one of the strongest areas of our business. At the same time, we continued to see demand for non-urban travel remain resilient post-pandemic. In Q1 2024, gross nights booked in non-urban areas grew 10% year-over-year. Trip Length
In Q1 2024, long-term stays of 28 days or more accounted for 17% of gross nights booked, compared to 18% in Q1 2023. Last year, we made a number of improvements to help make monthly stays more affordable. Since making these updates, we’ve seen stronger growth of longer duration trips, with Q1 2024 nights booked for long-term stays of three months or longer increasing nearly 25% year-over-year. Average Daily Rates
ADR was $173 in Q1 2024, increasing 3% compared to Q1 2023. Excluding the impact of FX, ADR in Q1 2024 increased across all regions, representing a year-over-year increase of 2% largely due to price appreciation. Supply We ended Q1 2024 with our highest number of active listings yet. Active listings grew 15% in Q1 2024 compared to a year ago. Excluding the impact of recent quality-driven deactivations, active listings excluding experiences increased 17% in Q1 2024 compared to Q1 2023. We saw growth in supply across all market types in Q1 2024 compared to a year ago, including both non-urban and urban supply. We also saw a rise in supply across all regions in Q1 2024 compared to Q1 2023, with the greatest growth occurring in those areas where demand had also increased the most—Latin America and Asia Pacific. 12

Q1 2024

$2.1B	**$264M**	**$424M**
Revenue 18% Y/Y 18% Y/Y (ex-FX)	**Net Income** 126% Y/Y 124% Y/Y (ex-FX)	**Adjusted EBITDA** 62% Y/Y 61% Y/Y (ex-FX)
$1.9B	**$1.9B**	**$4.2B**
Net Cash Provided by Operating Activities 21% Y/Y	**Free Cash Flow** 21% Y/Y	**TTM Free Cash Flow** 41% Margin

In Q1 2024, revenue was $2.1 billion, representing a year-over-year increase of 18%. The increase in revenue was driven by the strong growth in Nights and Experiences Booked, a modest increase in ADR, and the timing of Easter. In Q1 2024, approximately half of our GAAP revenue was denominated in non-USD currencies, while a minority of our operating expenses were denominated in non-USD currencies.

Operating expenses in Q1 2024 included the impact of $295 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. All operating expense line-items (excluding the impact of stock-based compensation expense), with the exception of general and administrative, increased more slowly year-over-year than revenue, allowing for considerable margin expansion. General and administrative expense was higher year-over-year due to approximately $35 million of non-income and employee taxes.

Net income in Q1 2024 was $264 million, a significant increase compared with net income of $117 million in Q1 2023, primarily driven by higher revenue, interest income and cost discipline. Relative to Q1 2023, net income margin increased 6 percentage points from 6% in Q1 2023 to 12% in Q1 2024.

Adjusted EBITDA of $424 million was our highest first quarter ever, up significantly compared to Adjusted EBITDA of $262 million in Q1 2023.[4] The growth in our Q1 2024 Adjusted EBITDA reflects the continued strength of our business and cost discipline. Adjusted EBITDA Margin increased 6 percentage points from 14% in Q1 2023 to 20% in Q1 2024, consistent with our expectations for Q1 2024 Adjusted EBITDA Margin to exceed the prior year.

In 2023, we pulled forward the timing of marketing spend to be more heavily weighted in the first half of the year than the second half of the year. In 2024, marketing spend will continue to be weighted slightly more towards the first half of the year with heavier spend expected in Q2 than in Q1. We continue to see great results from our brand marketing across all key markets as we optimize the channel and audience mix, including in those areas where we are less penetrated. For instance, we continued to see faster

[4] A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

13

growth in bookings on an origin basis in low penetration states in middle-America through our marketing efforts. We are also making continuous improvements in performance marketing that are resulting in high return on investments. Take Rate
During Q1 2024, the implied take rate (defined as revenue divided by GBV) was 9.3%, which was notably higher than the implied take rate in Q1 2023. The increase in the implied take rate was driven primarily by the timing of Easter, which occurred during the first quarter of 2024 compared to the second quarter of 2023, and to a lesser extent, Leap Day in February.
In Q1, we updated our terms of service to give us the ability to charge an additional amount for cross-currency bookings beginning April 1, 2024. This amount would apply when the currency the guest uses to pay differs from the currency that the host sets for their listing. The change does not affect the majority of our guests as cross-currency transactions comprise only approximately 20% of our GBV. We began testing this fee in April and are continuing to test in Q2. Stock-Based Compensation
For full-year 2024, we expect our stock-based compensation (“SBC”) expense to be approximately 20% higher than in full-year 2023. The increase in SBC expense is expected to exceed headcount growth over the same time period due to the accounting for our restricted stock unit (“RSU”) awards, which has changed over time. Beyond 2024, after the last of the double-trigger RSUs (which we stopped issuing after our IPO in December 2020) have vested or expired, we anticipate that SBC expense will grow largely in-line with headcount growth. 14

Quarterly Revenue ($M)
Revenue increased 18% from Q1 2023 to $2.1 billion, driven primarily by continued strength in demand and the timing of Easter.
Quarterly Net Income (Loss) ($M)
Net income of $264 million was a Q1 record and improved $147 million compared to Q1 2023. Net income (loss) % of revenue Quarterly Adjusted EBITDA ($M)
Q1 2024 Adjusted EBITDA was our highest first quarter ever, increasing 62% year-over-year. 15

Quarterly Net Cash Provided by Operating Activities ($M)
Q1 2024 net cash provided by operating activities was $1.9 billion.
Net cash provided by operating activities % of revenue
Quarterly Free Cash Flow ($M)
We generated $1.9 billion of Free Cash Flow in Q1 2024—our highest first quarter ever.
TTM Free Cash Flow ($M)
As of Q1 2024, we generated $4.2 billion of TTM FCF, representing a TTM FCF Margin of 41%.

Shares (M) We repurchased $750M of Class A common stock during Q1 2024 to help manage the impact of share dilution. 17

Balance Sheet and Cash Flows For the three months ended March 31, 2024, we reported $1.9 billion of net cash provided by operating activities and $1.9 billion of FCF, compared to $1.6 billion and $1.6 billion, respectively, for the three months ended March 31, 2023.5 The year-over-year increase in net cash provided by operating activities and FCF was primarily driven by growth of net income. As of March 31, 2024, we had $11.1 billion of cash and cash equivalents, short-term investments, and restricted cash. We also had $8.7 billion of funds held on behalf of guests as of March 31, 2024. Capital Allocation In May 2023, we announced a share repurchase authorization of up to $2.5 billion of our Class A common stock. During Q1 2024, we completed this authorization by repurchasing $750 million of our Class A common stock. In February 2024, we announced a share repurchase authorization to purchase up to $6 billion of our Class A common stock. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions where relevant, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow generation provides us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase plan, we often use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees, rather than sell employee shares on their behalf to cover related taxes. The combination of these two actions have enabled us to offset dilution from our employee stock programs. For the twelve months ended March 31, 2024, cash used for share repurchases and employee tax obligations totaled approximately $3.75 billion with an average share price of $128, ultimately reducing outstanding shares of Class A Common Stock by approximately 4.6%. Outlook For Q2 2024, we expect to deliver revenue of $2.68 billion to $2.74 billion, which represents year-over-year growth of between 8% and 10%. As we previewed in our Outlook last quarter, year-over-year revenue growth in Q2 2024 will face a significant sequential headwind primarily due to the timing of the Easter holiday, the inclusion of Leap Day in Q1 2024, and the impact of FX rate changes. Looking ahead to the peak Summer travel season, we are already experiencing robust demand for travel around international events such as the Olympics and Euro Cup. Due in part to the strength of our Summer backlog, we expect year-over-year revenue growth to accelerate in Q3 2024 compared to Q2 2024. We expect the year-over-year growth rate of nights booked in Q2 2024 to be relatively stable to that of Q1 2024 and estimate that ADR for the quarter will be modestly up compared to Q2 2023 due to mix shift, partially offset by the impact of FX rate changes. 5 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 18

In Q2 2024, we expect Adjusted EBITDA to be flat to up on a nominal basis, but down on an Adjusted EBITDA Margin basis, relative to Q2 2023. The margin compression is primarily driven by pressure from the timing of Easter (the benefit to margin in Q1 2024 will become a headwind in Q2 2024), one-time payment processing incentive benefits impacting Q2 2023, and higher marketing expense (partially due to timing). For the full-year 2024, consistent with our prior guidance, we expect to grow Adjusted EBITDA on a nominal basis and to deliver an Adjusted EBITDA Margin of at least 35%, providing us flexibility to invest in incremental growth opportunities over the course of the year. Earnings Webcast Airbnb will host an audio webcast to discuss its first quarter results at 1:30 p.m. PT / 4:30 p.m. ET on May 8, 2024. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I6636570. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5 million hosts who have welcomed over 1.5 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays and experiences that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the second quarter of 2024 and the fiscal year 2024; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including marketing spend; the Company’s expectations with respect to the use of AI; the Company’s expectations with respect to the demand for bookings, and expectations with respect to increases in and the quality of active listings; the Company’s expectations regarding cross-border travel; the Company’s expectation of attracting and retaining more hosts; the growth of active listings; the Company’s expectations regarding international expansion; the Company’s expectations regarding long-term stays through its platform; the Company’s plans regarding guest service fees 19 and cross-currency bookings; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding ADR; the Company’s expectations with respect to stock-based compensation expense; the Company’s share repurchase program; expectations for product and services growth and enhancements, including the ongoing impact and results from the Company’s 2023 Winter Release, 2024 Spring Update and 2024 Summer Release; the Company’s expectation regarding the success of offerings beyond simple accommodations; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in 20 evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”), net income ex-FX, and Adjusted EBITDA ex-FX. Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net, and interest income; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with hosts for collecting and remitting such taxes, and the applicability of withholding taxes on payments made to such hosts; and (vii) restructuring charges. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: Adjusted EBITDA does not reflect interest income and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; 21

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; Adjusted EBITDA does not reflect net changes to reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with hosts for collecting and remitting such taxes and reserves, and the applicability of withholding taxes on payments made to such hosts; and Adjusted EBITDA does not reflect restructuring charges, which include impairment of operating lease right-of-use assets and leasehold improvements. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, net income (loss), Adjusted EBITDA, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, 22

GBV, net income (loss), Adjusted EBITDA, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, net income (loss), Adjusted EBITDA, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion. 23

Quarterly Summary

	2022				2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Nights and Experiences Booked	102.1M	103.7M	99.7M	88.2M	121.1M	115.1M	113.2M	98.8M	132.6M
Y/Y	59%	25%	25%	20%	19%	11%	14%	12%	9%
Gross Booking Value	$17.2B	$16.9B	$15.6B	$13.5B	$20.4B	$19.1B	$18.3B	$15.5B	$22.9B
Y/Y	67%	27%	31%	20%	19%	13%	17%	15%	12%
Gross Booking Value per Night and Experience Booked (or ADR)	$168.07	$163.74	$156.44	$152.81	$168.43	$166.01	$161.38	$156.73	$172.88
Y/Y	5%	1%	5%	(1)%	-%	1%	3%	3%	3%

	2022				2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Revenue	$1,509M	$2,104M	$2,884M	$1,902M	$1,818M	$2,484M	$3,397M	$2,218M	$2,142M
Y/Y	70%	58%	29%	24%	20%	18%	18%	17%	18%
FX Neutral Y/Y	74%	64%	36%	31%	24%	19%	14%	14%	18%
Net income (loss)	$(19)M	$379M	$1,214M	$319M	$117M	$650M	$4,374M	$(349)M	$264M
Adjusted EBITDA	$229M	$711M	$1,457M	$506M	$262M	$819M	$1,834M	$738M	$424M
Net cash provided by operating activities	$1,202M	$801M	$964M	$463M	$1,587M	$909M	$1,325M	$63M	$1,923M
Free Cash Flow	$1,196M	$796M	$958M	$455M	$1,581M	$900M	$1,310M	$46M	$1,909M
TTM Net cash provided by operating activities	$2,909M	$2,920M	$3,349M	$3,430M	$3,815M	$3,923M	$4,284M	$3,884M	$4,220M
TTM Free Cash Flow	$2,886M	$2,899M	$3,328M	$3,405M	$3,790M	$3,894M	$4,246M	$3,837M	$4,165M

	2022				2023				2024
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31
Cash and other liquid assets (1)	$9,337M	$9,910M	$9,629M	$9,639M	$10,624M	$10,369M	$10,986M	$10,095M	$11,128M
Funds receivable and amounts held on behalf of customers	$6,105M	$7,466M	$4,805M	$4,783M	$7,760M	$9,144M	$5,986M	$5,869M	$8,737M
Unearned fees	$1,748M	$1,981M	$1,220M	$1,182M	$2,172M	$2,347M	$1,467M	$1,427M	$2,434M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

24

Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended March 31 2023 2024 Revenue $1,818 $2,142 Costs and expenses: Cost of revenue 428 480 Operations and support (1) 282 285 Product development (1) 420 475 Sales and marketing (1) 450 514 General and administrative (1) 243 287 Total costs and expenses 1,823 2,041 Income (loss) from operations (5) 101 Interest income 146 202 Other expense, net (11) (10) Income before income taxes 130 293 Provision for income taxes 13 29 Net income $117 $264 Net income per share attributable to Class A and Class B common stockholders: Basic $0.18 $0.41 Diluted $0.18 $0.41 Weighted-average shares used in computing net income per share attributable to Class A and Class B common stockholders: Basic 634 638 Diluted 670 654 Three Months Ended March 31 2023 2024 Operations and support $15 $19 Product development 149 185 Sales and marketing 28 35 General and administrative 48 56 Stock-based compensation expense $240 $295

Condensed Consolidated Balance SheetsUnaudited (in millions)December 31, 2023 March 31, 2024 AssetsCurrent assets: Cash and cash equivalents $6,874 $7,829 Short-term investments 3,197 3,264 Funds receivable and amounts held on behalf of customers 5,869 8,737 Prepaids and other current assets 569 563 Total current assets 16,509 20,393 Deferred tax assets, net 2,881 2,886 Goodwill and intangible assets, net 792 786 Other assets, noncurrent 463 472 Total assets $20,645 $24,537 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,654 $2,968 Funds payable and amounts payable to customers 5,869 8,737 Unearned fees 1,427 2,434 Total current liabilities 9,950 14,139 Long-term debt 1,991 1,992 Other liabilities, noncurrent 539 510 Total liabilities 12,480 16,641 Stockholders’ equity: Common stock - - Additional paid-in capital 11,639 11,819 Accumulated other comprehensive loss (49) (9) Accumulated deficit (3,425) (3,914) Total stockholders’ equity 8,165 7,896 Total liabilities and stockholders’ equity $20,645 $24,537

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Three Months Ended March 31 2023 2024 Cash flows from operating activities: Net income $117 $264 Adjustments to reconcile net income to cash provided by operating activities: Depreciation and amortization 11 14 Stock-based compensation expense 240 295 Other, net 12 4 Changes in operating assets and liabilities: Prepaids and other assets (32) 13 Accrued expenses and other liabilities 250 325 Unearned fees 989 1,008 Net cash provided by operating activities 1,587 1,923 Cash flows from investing activities: Purchases of short-term investments (1,094) (826) Sales and maturities of short-term investments 917 756 Other investing activities, net (6) (14) Net cash used in investing activities (183) (84) Cash flows from investing activities: Taxes paid related to net share settlement of equity awards (151) (155) Proceeds from exercise of equity awards 17 46 Repurchase of common stock (493) (750) Change in funds payable and amounts payable to customers 2,913 2,993 Net cash provided by financing activities 2,286 2,134 Effect of exchange rate changes on cash, cash equivalents, and restricted cash 79 (111) Net increase in cash, cash equivalents, and restricted cash 3,769 3,862 Cash, cash equivalents, and restricted cash, beginning of period 12,103 12,667 Cash, cash equivalents, and restricted cash, end of period $15,872 $16,529

Key Business Metrics Three Months Ended March 31 2023 2024 Nights and Experiences Booked 121.1M 132.6M Gross Booking Value $20.4B $22.9B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 28

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in millions, except percentages)

									Three Months Ended
	Mar 31 2022	Jun 30 2022	Sept 30 2022	Dec 31 2022	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024
Revenue	$1,509	$2,104	$2,884	$1,902	$1,818	$2,484	$3,397	$2,218	$2,142
Net income (loss)	$(19)	$379	$1,214	$319	$117	$650	$4,374	$(349)	$264
Adjusted to exclude the following:									
Provision for (benefit from) income taxes	11	4	56	25	13	26	(2,695)	(34)	29
Other (income) expense, net	8	6	(8)	(7)	11	38	9	79	10
Interest income	(5)	(20)	(59)	(102)	(146)	(191)	(192)	(192)	(202)
Depreciation and amortization	29	26	13	13	11	9	8	16	14
Stock-based compensation expense	195	247	234	254	240	304	286	290	295
Acquisition-related impacts	11	(22)	1	(2)	12	(15)	3	(3)	6
Lodging tax reserves and reserves for host withholding taxes	(1)	2	6	6	4	(2)	41	931	8
Restructuring charges	-	89	-	-	-	-	-	-	-
Adjusted EBITDA	$229	$711	$1,457	$506	$262	$819	$1,834	$738	$424
Net income (loss) margin	(1)%	18%	42%	17%	6%	26%	129%	(16)%	12%
Adjusted EBITDA Margin	15%	34%	51%	27%	14%	33%	54%	33%	20%

29

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by operating activities.

Free Cash Flow Reconciliation

(in millions, except percentages)

									Three Months Ended
	Mar 31 2022	Jun 30 2022	Sept 30 2022	Dec 31 2022	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024
Revenue	$1,509	$2,104	$2,884	$1,902	$1,818	$2,484	$3,397	$2,218	$2,142
TTM Revenue	$6,614	$7,383	$8,029	$8,399	$8,708	$9,088	$9,601	$9,917	$10,241
Net cash provided by operating activities	$1,202	$801	$964	$463	$1,587	$909	$1,325	$63	$1,923
Purchases of property and equipment	(6)	(5)	(6)	(8)	(6)	(9)	(15)	(17)	(14)
Free Cash Flow	$1,196	$796	$958	$455	$1,581	$900	$1,310	$46	$1,909
Net cash provided by operating activities margin	80%	38%	33%	24%	87%	37%	39%	3%	90%
Free Cash Flow Margin	79%	38%	33%	24%	87%	36%	39%	2%	89%
TTM Net cash provided by operating activities	$2,909	$2,920	$3,349	$3,430	$3,815	$3,923	$4,284	$3,884	$4,220
TTM Free Cash Flow	$2,886	$2,899	$3,328	$3,405	$3,790	$3,894	$4,246	$3,837	$4,165
TTM Net cash provided by operating activities margin	44%	40%	42%	41%	44%	43%	45%	39%	41%
TTM Free Cash Flow Margin	44%	39%	41%	41%	44%	43%	44%	39%	41%
Other cash flow components:									
Net cash provided by (used in) investing activities	$(197)	$368	$(56)	$(143)	$(183)	$(20)	$(364)	$(475)	$(84)
Net cash provided by (used in) financing activities	$2,204	$1,445	$(3,574)	$(764)	$2,286	$167	$(3,712)	$(1,171)	$2,017

30

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of losses recognized on changes in the fair value of contingent consideration arrangements. Reconciliation of Non-GAAP Operating Expenses (in millions) Three Months Ended March 31 2023 2024 Operations and support $282 $285 Less: Stock-based compensation (15) (19) Operations and support excluding stock-based compensation $267 $266 Product development $420 $475 Less: Stock-based compensation (149) (185) Product development excluding stock-based compensation $271 $290 Sales and marketing $450 $514 Less: Stock-based compensation (28) (35) Less: Acquisition-related impacts (12) (6) Sales and marketing excluding stock-based compensation and acquisition-related impacts $410 $473 General and administrative $243 $287 Less: Stock-based compensation (48) (56) General and administrative excluding stock-based compensation $195 $231 31

Imagination made real As life becomes increasingly digital, Airbnb is focused on bringing more magic into the real world. Everything we do is in service of this idea. Every pixel we push, every product we launch, everything we create. With Icons, we’ve created the most extraordinary experiences on Earth. Learn more about Icons and how we crafted each experience at Airbnb.com/release

Cover image: The Ferrari Museum, a new Icon on Airbnb.